PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 8, 1997)

                                                  FILED PURSUANT TO RULE 424B(3)

                                     [LOGO]

                                1,500,000 SHARES
                       AMLI RESIDENTIAL PROPERTIES TRUST
                                 COMMON SHARES
                               -----------------
  AMLI RESIDENTIAL PROPERTIES TRUST (THE "COMPANY") IS A SELF-ADMINISTERED AND
   SELF-MANAGED REAL ESTATE INVESTMENT TRUST (A "REIT") THAT WAS FORMED IN
    FEBRUARY 1994 TO ENGAGE IN THE BUSINESS OF OWNING, MANAGING, LEASING,
     ACQUIRING AND DEVELOPING INSTITUTIONAL QUALITY APARTMENT COMMUNITIES.
                        THE COMPANY WHOLLY-OWNS OR HAS A
      CO-INVESTMENT INTEREST IN AND OPERATES A PORTFOLIO OF 49 MULTIFAMILY
       RESIDENTIAL APARTMENT COMMUNITIES, COMPRISED OF 18,407 APARTMENT
         HOMES, 37 OF WHICH, TOTALLING 14,639 APARTMENT HOMES, WERE
           STABILIZED AS OF MARCH 31, 1997 AND 12 OF WHICH, TOTALLING
              3,768 APARTMENT HOMES, WERE UNDER DEVELOPMENT OR IN
           LEASE-UP AS OF SUCH DATE. THE COMPANY'S COMMUNITIES AND
               THE COMMUNITIES OWNED THROUGH CO-INVESTMENT JOINT
               VENTURES ARE LOCATED IN SEVEN MAJOR METROPOLITAN
               MARKETS IN THE SOUTHWEST, SOUTHEAST AND MIDWEST
                         REGIONS OF THE UNITED STATES.
                             ---------------------
 ALL OF THE COMMON SHARES OF BENEFICIAL INTEREST OF THE COMPANY, $.01 PAR VALUE PER SHARE (THE "COMMON SHARES"), OFFERED HEREBY (THE "OFFERING") ARE BEING
      OFFERED BY THE COMPANY. THE COMMON SHARES ARE LISTED ON THE NEW
          YORK STOCK EXCHANGE (THE "NYSE") UNDER THE SYMBOL "AML." THE
           LAST REPORTED SALE PRICE OF THE COMMON SHARES ON THE
                    NYSE ON JULY 8, 1997 WAS $23 7/16.
                             ---------------------
  TO ENSURE THAT THE COMPANY MAINTAINS ITS QUALIFICATION AS A REIT FOR FEDERAL
     INCOME TAX PURPOSES, IT EXPECTS TO CONTINUE TO PAY REGULAR QUARTERLY DISTRIBUTIONS TO ITS SHAREHOLDERS. IN ADDITION, THE DECLARATION OF TRUST OF
 THE COMPANY RESTRICTS THE OWNERSHIP OF MORE THAN 5% OF THE COMMON SHARES BY
           ANY PERSON OR AFFILIATED GROUP, WITH CERTAIN EXCEPTIONS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,
    NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
      SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                             PRICE $23 7/16 A SHARE
                              -------------------

                                                                            UNDERWRITING
                                                    PRICE TO                DISCOUNTS AND              PROCEEDS TO
                                                     PUBLIC                COMMISSIONS (1)             COMPANY (2)
                                              --------------------  -----------------------------  --------------------
PER SHARE...................................        $23.4375                   $1.2450                   $22.1925
TOTAL (3)...................................      $35,156,250                $1,867,500                $33,288,750

-------
   (1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITER AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITER."
   (2)  BEFORE DEDUCTING EXPENSES ESTIMATED AT $105,000 PAYABLE BY THE COMPANY.
   (3) THE COMPANY HAS GRANTED THE UNDERWRITER AN OPTION, EXERCISABLE WITHIN 30 DAYS FROM THE DATE HEREOF, TO PURCHASE UP TO 225,000 ADDITIONAL COMMON SHARES AT THE PRICE TO PUBLIC, LESS THE UNDERWRITING DISCOUNTS AND COMMISSIONS, FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITER EXERCISES SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO COMPANY WILL BE $40,429,687.50, $2,147,625.00 AND $38,282,062.50, RESPECTIVELY. SEE
        "UNDERWRITER."
                             ---------------------

   THE COMMON SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITER AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS), COUNSEL FOR THE UNDERWRITER. IT IS EXPECTED THAT DELIVERY OF THE COMMON SHARES WILL BE MADE ON OR ABOUT JULY 14, 1997 AT THE OFFICES OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, NEW YORK AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

                           MORGAN STANLEY DEAN WITTER

JULY 9, 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, COMMON SHARES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITER."

    NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                                                                    Page
                                                                                       ---------

  The Company........................................................................        S-3
  Use of Proceeds....................................................................        S-3
  Price Range of Common Shares and Distribution History..............................        S-4
  Capitalization.....................................................................        S-5
  Underwriter........................................................................        S-6
  Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995...        S-7
  Experts............................................................................        S-7
  Legal Matters......................................................................        S-7

PROSPECTUS

  Available Information..............................................................          2
  Incorporation by Reference.........................................................          2
  The Company........................................................................          3
  Use of Proceeds....................................................................          3
  Shares of Beneficial Interest and Shareholder Liability............................          3
  Description of Common Shares.......................................................          5
  Description of Preferred Shares....................................................          7
  Description of Securities Warrants.................................................         12
  Federal Income Tax Considerations..................................................         14
  Certain United States Tax Considerations for Non-U.S. Shareholders.................         24
  Plan of Distribution...............................................................         27
  Experts............................................................................         28
  Legal Matters......................................................................         28

                                  THE COMPANY

    AMLI Residential Properties Trust ("AMLI" or the "Company") is a self-administered and self-managed real estate investment trust (a "REIT") engaged in the development, acquisition and management of upscale, institutional quality multifamily apartment communities in seven major metropolitan markets in the Southeast, Southwest and Midwest regions of the United States. Founded in 1980, AMLI became a publicly traded company through an initial public offering in February, 1994 (the "Initial Offering").

    As of March 31, 1997, AMLI owned or had co-investment interests in 49 multifamily apartment communities comprised of 18,407 apartment homes (the "Communities"). Thirty-seven of these Communities, totalling 14,639 apartment homes, were stabilized as of March 31, 1997. An additional 12 Communities were under development or in lease-up as of such date. When completed, these Communities under development will total 3,768 apartment homes.

    AMLI is the sole general partner of, and controls a majority of the limited partnership interests in, AMLI Residential Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), through which it owns its interests in the Communities. As of March 31, 1997, the Company owned approximately 84% of the outstanding partnership interests ("OP Units") in the Operating Partnership. OP Units are convertible into Common Shares on a one-for-one basis. The Company conducts all its business through the Operating Partnership and its subsidiaries and affiliates.

    The Company's headquarters offices are located at 125 S. Wacker Drive, Suite 3100, Chicago, Illinois 60606, and its telephone number is (312) 443-1477. In addition, AMLI has regional offices in both Dallas and Atlanta.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of Common Shares in the Offering, after paying underwriting discounts and transactional expenses, are expected to be approximately $33.2 million (approximately, $38.2 million if the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds of the Offering to repay approximately $30.0 million outstanding under its unsecured line of credit, which will provide the Company additional capacity under the line to fund future acquisition and development activities. As of July 8, 1997, the Company had outstanding borrowings under this line of credit of $32.5 million bearing interest at LIBOR + 1.35%. The balance of the net proceeds of approximately $3.2 million will be used to fund the future acquisition and development activity of the Company.

    Pending application of the net proceeds as set forth above, such net proceeds will be invested in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, obligations of the Government National Mortgage Association, government and government agency securities, certificates of deposit, commercial paper, money market funds that invest in government securities and interest-bearing bank deposits.

             PRICE RANGE OF COMMON SHARES AND DISTRIBUTION HISTORY

    The Common Shares have been traded on the NYSE under the symbol "AML" since the Initial Offering. The following table sets forth the quarterly high and low sales prices per Common Share reported on the NYSE.

                                                                                                            DISTRIBUTIONS
                                                                                       HIGH        LOW       DECLARED(2)
                                                                                     ---------  ---------  ---------------
1995
  First Quarter....................................................................  $      193/4 $      17    $     .43
  Second Quarter...................................................................  $      201/2 $      175/8    $     .43
  Third Quarter....................................................................  $      201/8 $      181/4    $     .43
  Fourth Quarter...................................................................  $      203/8 $      183/8    $     .43
1996
  First Quarter....................................................................  $      211/4 $      195/8    $     .43
  Second Quarter...................................................................  $      207/8 $      187/8    $     .43
  Third Quarter....................................................................  $      207/8 $      197/8    $     .43
  Fourth Quarter...................................................................  $      231/2 $      201/4    $     .43
1997
  First Quarter....................................................................  $      243/4 $      223/8    $     .43
  Second Quarter...................................................................  $      235/8 $      211/2
  Third Quarter (1)................................................................  $      235/8 $      231/4

------------------------

(1) July 1, 1997 through July 8, 1997.

(2) Distributions are declared and paid in the quarter immediately following the quarter for which they are paid.

    On July 8, 1997, the last reported sale price of the Common Shares on the NYSE was $23.4375 per share. On July 8, 1997, the Company had 229 shareholders of record.

    The Company intends to continue to pay regular quarterly distributions to holders of Common Shares. The quarterly distribution rate of $.43, if annualized, would equal an annual distribution rate of $1.72 per Common Share. The distribution for the quarter ended March 31, 1997 represented approximately 84% of the Company's funds from operations for that quarter. On April 28, 1997, the Board of Trustees declared its regular quarterly distribution of $.43 per Common Share payable to shareholders of record as of May 7, 1997. Although the Company intends to maintain this current distribution rate, future distributions by the Company will be at the discretion of the Board of Trustees and will depend on the actual Funds from Operations of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Trustees deems relevant.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1997, and of the Company on a pro forma basis assuming, as of such date, the completion of the Offering and the application of the net proceeds as described under the caption "Use of Proceeds." The information set forth in the following table should be read in conjunction with the financial statements and notes thereto incorporated herein and in the accompanying Prospectus by reference and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" incorporated herein and in the accompanying Prospectus by reference.

                                                                                                MARCH 31, 1997
                                                                                            -----------------------
                                                                                            HISTORICAL   PRO FORMA
                                                                                            ----------  -----------
                                                                                                (IN THOUSANDS)
Debt (1)..................................................................................  $  220,964   $ 211,676
Minority interest.........................................................................      45,605      50,943

Shareholders' Equity:
  Common Shares of Beneficial Interest, $0.01 par value per share, 148,500,000 authorized,
    14,828,703 Common Shares issued and outstanding (16,328,703 Common Shares pro forma)
    (2)(3)................................................................................         148         163
  Series A Cumulative Convertible Preferred Shares of Beneficial Interest, $0.01 par value per share, 1,500,000 authorized, 1,100,000 Preferred Shares issued and outstanding
    (1,100,000 Preferred Shares pro forma) (2)............................................          11          11
  Additional paid-in capital..............................................................     303,010     330,957
  Employee and trustee notes..............................................................      (3,216)     (3,216)
  Distributions in excess of net income...................................................     (60,954)    (60,954)
                                                                                            ----------  -----------
      Total capitalization................................................................  $  505,568   $ 529,580
                                                                                            ----------  -----------
                                                                                            ----------  -----------

------------------------

(1) The Company Pro Forma debt includes additional debt incurred after March 31, 1997 to fund the Company's ongoing acquisition and development activities through the anticipated date of the receipt of the net proceeds of the Offering, less principal repayments made during this same period and less the $30.0 million portion of the net proceeds which will be used to repay debt.

(2) Does not include 3,039,465 Common Shares reserved for issuance upon exchange of issued OP Units or 160,940 Common Shares reserved for issuance on the exercise of options which have been granted by the Company, all of which are currently exercisable. Any number of authorized and unissued Common Shares may be classified by the Trustees as preferred shares with such preferences, conversions or other rights as the Trustees may decide. Under the Company's Declaration of Trust, 150,000,000 Common Shares are authorized, and pursuant to Articles Supplementary filed January 30, 1996, 1,500,000 such Common Shares were designated as Series A Cumulative Convertible Preferred Shares of Beneficial Interest. In March 1996, 100,000 of the 1,200,000 Series A Cumulative Convertible Preferred Shares of Beneficial Interest issued by the Company were converted into Common Shares.

(3) Assumes the Underwriter's over-allotment option to purchase up to 225,000 additional Common Shares is not exercised. See "Underwriter."

                                  UNDERWRITER

    Under the terms and subject to the conditions in the underwriting agreement, dated the date hereof (the "Underwriting Agreement"), between Morgan Stanley & Co. Incorporated (the "Underwriter") and the Company, the Underwriter has agreed to purchase and the Company has agreed to sell to the Underwriter 1,500,000 Common Shares.

    The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Common Shares offered hereby is subject to the approval of certain legal matters by counsel for the Underwriter and to certain other conditions. The Underwriter is obligated to take and pay for all of the Common Shares offered hereby (other than those covered by the Underwriter's over-allotment option described below) if any such shares are taken.

    The Underwriter initially proposes to offer part of the Common Shares directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $.62 a share under the public offering price. After the initial offering of the Common Shares offered hereby, the offering price and other selling terms may from time to time be varied by the Underwriter.

    Pursuant to the Underwriting Agreement, the Company has granted to the Underwriter an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 225,000 additional Common Shares at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriter may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the Offering.

    The Common Shares are listed on the New York Stock Exchange under the symbol "AML."

    In order to facilitate the offering of the Common Shares, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Shares. Specifically, the Underwriter may over-allot in connection with the offering, creating a short position in the Common Shares for its own account. In addition, to cover over-allotments or to stabilize the price of the Common Shares, the Underwriter may bid for, and purchase, Common Shares in the open market. Finally, the Underwriter may reclaim selling concessions allowed to a dealer for distributing the Common Shares in the offering, if the Underwriter repurchases previously distributed Common Shares in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Shares above independent market levels. The Underwriter is not required to engage in these activities and may end any of these activities at any time.

    The Company has agreed that, until 90 days after the date of this Prospectus Supplement, it will not (subject to certain exceptions), without the prior written consent of the Underwriter, sell, offer to sell, issue, distribute or otherwise dispose of any of its equity securities, sell or grant options, rights or warrants with respect to any of its equity securities, or register for sale under the Securities Act of 1933, as amended, any of its equity securities.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including under the Securities Act of 1933.

                        SAFE HARBOR STATEMENT UNDER THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    Certain statements set forth herein or incorporated by reference herein from the Company's filings under the Securities Exchange Act of 1934, as amended (see "Incorporation by Reference" in the accompanying Prospectus), contain forward-looking statements, including, without limitation, statements relating to the timing and anticipated capital expenditures of the Company's development programs. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the actual results may differ materially from that set forth in the forward-looking statements. Certain factors that might cause such difference include general economic conditions, local real estate conditions, construction delays due to the unavailability of construction materials, weather conditions or other delays beyond the control of the Company. Consequently, such forward-looking statements should be regarded solely as reflections of the Company's current operating and development plans and estimates. These plans and estimates are subject to revision from time to time as additional information becomes available, and actual results may differ from those indicated in the referenced statements.

                                    EXPERTS

    The consolidated financial statements and schedule of AMLI Residential Properties Trust as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference in the accompanying Prospectus and in the Registration Statement, of which the accompanying Prospectus is a part, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference therein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    Mayer, Brown & Platt, Chicago, Illinois, has passed upon the validity of the issuance of the Common Shares offered pursuant to this Prospectus Supplement and the accompanying Prospectus and on certain tax matters as described under "Federal Income Tax Considerations" in the accompanying Prospectus. Mayer, Brown & Platt has in the past represented and is currently representing the Company and certain of its affiliates. Mayer, Brown & Platt has in the past represented and is presently representing Morgan Stanley & Co. Incorporated in certain other matters. Certain legal matters relating to the Offering will be passed upon for the Underwriter by Skadden, Arps, Slate, Meagher & Flom (Illinois).

PROSPECTUS

                       AMLI RESIDENTIAL PROPERTIES TRUST

                                  $200,000,000

            PREFERRED SHARES, COMMON SHARES AND SECURITIES WARRANTS

                               -----------------
 AMLI RESIDENTIAL PROPERTIES TRUST (THE "COMPANY") MAY FROM TIME TO TIME OFFER AND SELL IN ONE OR MORE SERIES (I) PREFERRED SHARES OF BENEFICIAL INTEREST,
  PAR VALUE $.01 PER SHARE (THE "PREFERRED SHARES"); (II) COMMON SHARES OF
     BENEFICIAL INTEREST PAR VALUE $.01 PER SHARE (THE "COMMON SHARES"); OR
      (III) WARRANTS TO PURCHASE PREFERRED SHARES (THE "PREFERRED SHARES
        WARRANTS") AND WARRANTS TO PURCHASE COMMON SHARES (THE "COMMON
         SHARES WARRANTS"), WITH AN AGGREGATE PUBLIC OFFERING PRICE OF
           UP TO $200,000,000, ON TERMS TO BE DETERMINED BY MARKET
              CONDITIONS AT THE TIME OF OFFERING. THE PREFERRED
              SHARES WARRANTS AND THE COMMON SHARES WARRANTS SHALL
                   BE REFERRED TO HEREIN COLLECTIVELY AS THE
                "SECURITIES WARRANTS." THE PREFERRED SHARES,
                    COMMON SHARES, AND SECURITIES WARRANTS
                          (COLLECTIVELY, THE "OFFERED
                         SECURITIES") MAY BE OFFERED
                           SEPARATELY OR TOGETHER, IN
                       SEPARATE SERIES, IN AMOUNTS AND
                         AT PRICES AND TERMS TO BE SET
                          FORTH IN AN ACCOMPANYING
                              SUPPLEMENT TO THIS
                              PROSPECTUS (EACH, A
                                 "PROSPECTUS
                                 SUPPLEMENT").

                             ---------------------
THE SPECIFIC TERMS OF THE OFFERED SECURITIES IN RESPECT OF WHICH THIS PROSPECTUS
 IS BEING DELIVERED WILL BE SET FORTH IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND WILL INCLUDE, WHERE APPLICABLE: (I) IN THE CASE OF PREFERRED SHARES, THE
    SPECIFIC TITLE AND STATED VALUE, ANY DIVIDEND, LIQUIDATION, REDEMPTION,
     CONVERSION, VOTING AND OTHER RIGHTS, AND ANY INITIAL PUBLIC OFFERING
     PRICE, ALONG WITH ANY OTHER RELEVANT SPECIFIC TERMS; (II) IN THE CASE
     OF COMMON SHARES, ANY INITIAL PUBLIC OFFERING PRICE; AND (III) IN THE
      CASE OF SECURITIES WARRANTS, THE DURATION, OFFERING PRICE, EXERCISE
          PRICE AND DETACHABILITY, IF APPLICABLE, ALONG WITH ANY OTHER
         RELEVANT SPECIFIC TERMS. IN ADDITION, SUCH SPECIFIC TERMS MAY
        INCLUDE LIMITATIONS ON DIRECT OR INDIRECT BENEFICIAL OWNERSHIP
           AND RESTRICTIONS ON TRANSFER OF THE OFFERED SECURITIES, IN
           EACH CASE AS MAY BE APPROPRIATE TO PRESERVE THE STATUS OF
            THE COMPANY AS A REAL ESTATE INVESTMENT TRUST ("REIT")
                        FOR FEDERAL INCOME TAX PURPOSES.

                             ---------------------
   THE APPLICABLE PROSPECTUS SUPPLEMENT WILL ALSO CONTAIN INFORMATION, WHERE
      APPLICABLE, ABOUT CERTAIN UNITED STATES FEDERAL INCOME TAX
          CONSIDERATIONS RELATING TO, AND ANY LISTING ON A SECURITIES
            EXCHANGE OF, THE OFFERED SECURITIES COVERED BY
                          SUCH PROSPECTUS SUPPLEMENT.

                             ---------------------
THE OFFERED SECURITIES MAY BE OFFERED DIRECTLY BY THE COMPANY, OR THROUGH AGENTS
 DESIGNATED FROM TIME TO TIME BY THE COMPANY, OR TO OR THROUGH UNDERWRITERS
    OR DEALERS. IF ANY AGENTS OR UNDERWRITERS ARE INVOLVED IN THE SALE OF
         ANY OF THE OFFERED SECURITIES, THEIR NAMES, AND ANY APPLICABLE
          PURCHASE PRICE, FEE, COMMISSION OR DISCOUNT ARRANGEMENT
              BETWEEN OR AMONG THEM, WILL BE SET FORTH, OR WILL BE
             CALCULABLE FROM THE INFORMATION SET FORTH, IN THE
               APPLICABLE PROSPECTUS SUPPLEMENT. SEE "PLAN OF
                    DISTRIBUTION." NO OFFERED SECURITIES MAY
                      BE SOLD WITHOUT DELIVERY OF THE
                       APPLICABLE PROSPECTUS SUPPLEMENT
                           DESCRIBING THE METHOD AND
                          TERMS OF THE OFFERING OF
                                 SUCH SERIES OF
                                  OFFERED
                                  SECURITIES.

                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------
       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
            ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                              -------------------

THE DATE OF THIS PROSPECTUS IS JULY 8, 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information concerning the Company can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can also be obtained from the Commission's web site at http://www.SEC.gov. The Company's outstanding Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "AML", and all such reports, proxy material and other information filed by the Company with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.

                           INCORPORATION BY REFERENCE

    The following documents filed by the Company with the Commission (File No. 1-12784) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

    (1) The Company's Annual Report on Form 10-K (filed March 20, 1997) for the fiscal year ended December 31, 1996;

    (2) The Company's Quarterly Report on Form 10-Q (filed May 15, 1997) for the fiscal quarter ended March 31, 1997;

    (3) The Company's Current Report on Form 8-K (filed July 7, 1997) dated June 27, 1997;

    (4) The Company's Proxy Statement for the annual meeting of shareholders held on April 28, 1997; and

    (5) Description of the Common Shares included in the Registration Statement on Form 8-A dated February 1, 1994 (filed February 1, 1994).

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is or is deemed to be incorporated by reference herein, modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to AMLI Residential Properties Trust, 125 South Wacker Drive, Chicago, Illinois 60606, Attention: Secretary, telephone (312) 443-1477.

                                  THE COMPANY

    The Company and its affiliates constitute a self-administered and self-managed real estate investment trust (a "REIT") which was organized in February, 1994 to continue and expand the multifamily property business conducted by AMLI Realty Co. and its affiliates since 1980. The Company and its affiliates own, manage, lease, acquire and develop institutional quality apartment communities. The Company's communities (the "Communities") are located in specific markets in the Southwest, Southeast and Midwest areas of the United States. The Company also holds interests in co-investment ventures involving residential apartment communities (the "Co-investment Communities"). Additionally, the Company engages in development activities on its own and through co-investment joint ventures.

    The business of the Company is operated through the Operating Partnership, AMLI Management Company (the "Management Company"), AMLI Institutional Advisors, Inc. ("AIA") and AMLI Residential Construction, Inc. ("Amrescon" and together with the Management Company and AIA, the "Service Companies"). The Company is the sole general partner of the Operating Partnership, a Delaware limited partnership, through which it owns the Communities and its interests in the Co-Investment Communities. As of March 31, 1997, the Company owned 84% of the partnership interests ("Units") in the Operating Partnership. The Management Company provides management and leasing services to each of the Communities, the Co-Investment Communities and several additional properties in which the Company has no interest. AIA, a "QPAM" (qualified professional asset manager), renders real estate investment advice to institutional capital sources, primarily pension plans, endowments, foundations and insurance companies. The Company actively pursues co-investments through relationships administered by AIA, in this way seeking to diversify the sources of its equity capital for investment in apartment communities. Amrescon provides general contracting, construction management and landscaping services to the Company and its managed ventures.

    The Company was formed as a Maryland real estate investment trust on December 16, 1993. The Company's executive offices are located at 125 South Wacker Drive, Suite 3100, Chicago, Illinois 60606 and its telephone number is
(312) 443-1477. The Company's principal office is in Chicago, Illinois with regional offices in Dallas, Texas and Atlanta, Georgia.

                                USE OF PROCEEDS

    Unless otherwise described in the Prospectus Supplement which accompanies this Prospectus, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include acquisition and development of apartment communities, investment in further co-investment ventures, improvement of the Communities and repayment of certain then-outstanding secured or unsecured indebtedness.

            SHARES OF BENEFICIAL INTEREST AND SHAREHOLDER LIABILITY

    The Declaration of Trust of the Company provides that the Company may issue up to 150,000,000 shares of beneficial interest, $.01 par value per share. No holder of any class of shares of beneficial interest of the Company will have any preemptive right to subscribe for any securities of the Company except as may be granted by the Board of Trustees in authorizing the issuance of a class of preferred shares of beneficial interest. The Company's Declaration of Trust authorizes the Trustees to classify or reclassify any unissued Common Shares or Preferred Shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption.

    Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligations of the Company. The Company's Declaration of Trust further provides, with certain limited exceptions, that the Company shall indemnify each shareholder against claims or liabilities to which the shareholder may become subject by reason of his being or having been a shareholder and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is the Company's policy to include a clause in its contracts, including the Partnership Agreement of the Operating Partnership, which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, a shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company will carry public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

BUSINESS COMBINATIONS

    Under the Maryland General Corporation Law, as amended from time to time (the "MGCL"), as applicable to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the shares of the trust or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be (a) recommended by the Board of Trustees of such trust and (b) approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares (other than voting shares held by the Interested Shareholder with whom the business combination is to be effected or by an affiliate or associate thereof), voting together as a single group, unless, among other things, the company's common shareholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. These provisions of Maryland law do not apply, however, to business combinations with a particular Interested Shareholder or its existing or future affiliates that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder or if the original declaration of trust includes a provision electing not to be governed, in whole or in part, as to business combinations generally, specifically or generally by types, as to identified or unidentified existing or future Interested Shareholders or their affiliates. The Company's Declaration of Trust, in accordance with Maryland law, exempts Mr. Mutz, Baldwin & Lyons, Inc., a publicly traded casualty insurance company based in Indianapolis ("Baldwin & Lyons") and AMLI Realty Co.and their respective affiliates and successors from the foregoing restrictions. As a result, such persons and entities may be able to enter into business combinations with the Company, which may not be in the best interests of the shareholders, without compliance by the Company with the super-majority voting requirements and the other provisions of the statute.

CONTROL SHARE ACQUISITIONS

    The MGCL, as applicable to Maryland real estate investment trusts, imposes limitations on the voting rights of shares acquired in a "control share acquisition" relating to a Maryland real estate investment trust. The MGCL defines a "control share acquisition" as the acquisition of "control shares," which is defined as voting shares that would entitle the acquiror to exercise voting power in electing trustees in excess of the following levels of voting power: 20%, 33 1/3%, and 50%. The MGCL requires a two-thirds shareholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to shares acquired in a control share acquisition. The MGCL also requires a

Maryland real estate investment trust to hold a special meeting at the request of an actual or proposed control share acquiror generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person (a) delivers a written undertaking to pay the expenses of such special meeting or, if required by the Board of Trustees, posts a bond for the cost of the meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or bylaws provide otherwise, the MGCL gives a Maryland real estate investment trust, within certain time limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target company within 10 days following a control share acquisition. Moreover, unless the charter or bylaws provide otherwise, the MGCL provides that if, before a control share acquisition occurs, voting rights are accorded to the control shares which results in the acquiring person having a majority of voting power, then minority shareholders are entitled to appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. The Company's Declaration of Trust, in accordance with Maryland law, contains a provision exempting acquisitions of shares by Mr. Mutz, Baldwin & Lyons and AMLI Realty Co. and their respective existing and future affiliates and successors (which in the case of AMLI Realty Co. would include UICI, a NASDAQ National Market traded holding company with interests in insurance, financial services and technology which in November of 1996 acquired AMLI Realty Co.) from the foregoing provisions.

                          DESCRIPTION OF COMMON SHARES

GENERAL

    The following description sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement which provides for Common Shares issuable pursuant to subscription offerings or rights offerings or upon conversion of Preferred Shares. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Declaration of Trust and Bylaws.

    All Common Shares issued will be duly authorized, fully paid and, except as described under "Shares of Beneficial Interest and Shareholder Liability," non-assessable. Subject to the provisions of the Company's Declaration of Trust regarding Excess Shares (as defined therein), each outstanding Common Share entitles the holder thereof to one vote on all matters voted on by shareholders, including the election of Trustees. Holders of Common Shares do not have the right to cumulate their votes in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Distributions may be paid to the holders of Common Shares if and when declared by the Board of Trustees of the Company out of funds legally available therefor, subject to the provisions of the Company's Declaration of Trust regarding Excess Shares. The Company currently pays regular quarterly dividends. Holders of Common Shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of the Company. If the Company is liquidated, each outstanding Common Share will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company and the rights of holders of any preferred shares of beneficial interest of the Company. The rights of holders of Common Shares are subject to the rights and preferences established by the Board of Trustees for any Preferred Shares which may subsequently be issued by the Company. See "Description of Preferred Shares."

RESTRICTIONS ON TRANSFER

    The Company's Declaration of Trust contains certain restrictions on the number of Common Shares and Preferred Shares that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its shares of beneficial interest (after taking into account options to acquire shares of beneficial interest) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and constructive ownership among specified family members) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a shorter taxable year. The shares of beneficial interest must also be beneficially owned (other than during the first taxable year) by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to qualify as a REIT, the Declaration of Trust of the Company contains restrictions on the acquisition of Common Shares and Preferred Shares intended to ensure compliance with these requirements.

    Subject to certain exceptions specified in the Company's Declaration of Trust, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 5% (the "Ownership Limit") of the number or value of the issued and outstanding shares of beneficial interest of the Company. The Company's Board of Trustees, upon receipt of a ruling from the Internal Revenue Service (the "Service"), an opinion of counsel or other evidence satisfactory to the Board of Trustees, and upon such other conditions as the Board of Trustees may direct, may also exempt a proposed transferee from the Ownership Limit. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The Board of Trustees of the Company may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT. Any transfer of Common Shares or Preferred Shares that would (i) create a direct or indirect ownership of shares in excess of the Ownership Limit, (ii) result in the shares being beneficially owned by fewer than 100 persons as provided in Section 856(a) of the Code, or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines, which determination must be approved by the shareholders, that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

    The Company's Board of Trustees by resolution has excluded from the foregoing ownership restriction UICI and Gregory T. Mutz, who collectively may own up to 34.9% of the outstanding shares of beneficial interest of the Company as a group, or, subject to certain limitations, individually (subject to the group restrictions) up to 29.9% of the outstanding shares of beneficial interest of the Company in the case of UICI and up to 24.9% in the case of Gregory T. Mutz. The Company's Declaration of Trust excludes certain investors (and their transferees) from whom apartment communities were obtained in exchange for Units or Common Shares in connection with the formation of the Company and who would exceed the Ownership Limit as a result of the ownership of such Common Shares or the exchange of such Units for Common Shares. In no event will such persons be entitled to acquire additional shares of beneficial interest of the Company such that the five largest beneficial owners of shares of beneficial interest of the Company hold more than 50% of the total outstanding shares.

    Any purported transfer of shares that would result in a person owning shares in excess of the Ownership Limit or cause the Company to become "closely held" under Section 856(h) of the Code that is not otherwise permitted as provided above will constitute excess shares ("Excess Shares"), which will be transferred pursuant to the Declaration of Trust to the Company as trustee for the exclusive benefit of the person or persons to whom the Excess Shares are ultimately transferred, until such time as the purported transferee retransfers the Excess Shares. While these Excess Shares are held in trust, they will not be entitled to vote or to share in any dividends or other distributions. Subject to the Ownership Limit, the

Excess Shares may be transferred by the purported transferee to any person (if the Excess Shares would not be Excess Shares in the hands of such person) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid, fair market value), at which point the Excess Shares will automatically be exchanged for the shares to which the Excess Shares are attributable. In addition, such Excess Shares held in trust are subject to purchase by the Company at a purchase price equal to the lesser of the price paid for the shares by the purported transferee (or, if no consideration was paid, fair market value) and the fair market value of the shares of beneficial interest (as reflected in the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price of such shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such shares may be traded, or if not then traded over any exchange or quotation system, then the market price of such shares on the relevant date as determined in good faith by the Board of Trustees of the Company) on the date the Company elects to purchase.

    All certificates representing shares of beneficial interest will bear a legend referring to the restrictions described above.

TRANSFER AGENT AND REGISTRAR

    Harris Trust and Savings Bank has been appointed as transfer agent and registrar for the Common Shares.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

    Subject to limitations prescribed by Maryland law and the Company's Declaration of Trust, the Board of Trustees is authorized to issue, without the approval of the shareholders, Preferred Shares, from the authorized but unissued shares of beneficial interest of the Company, in series and to establish from time to time the number of Preferred Shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series. All Preferred Shares issued will be duly authorized, fully paid and, except as described under "Shares of Beneficial Interest and Shareholder Liability," non-assessable.

    Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for the specific terms of such Preferred Shares, including:

        (1) The title and stated value of such Preferred Shares;

        (2) The number of shares of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

        (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

        (4) The date from which dividends on such Preferred Shares shall cumulate, if applicable;

        (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

        (6) The provision for a sinking fund, if any, for such Preferred Shares;

        (7) The provision for redemption, if applicable, of such Preferred
    Shares;

        (8) Any listing of such Preferred Shares on any securities exchange;

        (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

       (10) Whether interests in such Preferred Shares will be represented by Global Securities;

       (11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

       (12) A discussion of federal income tax considerations applicable to such Preferred Shares;

       (13) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

       (14) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

       (15) Any limitations on direct or beneficial ownership and restrictions on transfer of Preferred Shares, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The rights of the holders of each series of the Preferred Shares will be subordinate to those of the Company's general creditors.

DIVIDENDS

    Holders of each series of Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

    Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Shares of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or

(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other shares of beneficial interest ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

    Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of the Company, the terms of such Preferred Shares may provide that, if no such shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into shares of the applicable shares of beneficial interest of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Shares of such series (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

    If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of Preferred Shares of such series in proportion to the number of Preferred Shares of such series held by such holders (with adjustments to avoid redemption of fractional shares), by lot in a manner determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the Preferred Shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such Preferred Shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of the Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to the Preferred Shares upon liquidation, dissolution or winding up of the Company, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Shares of a particular series will not have any voting rights, except as set forth below or in the applicable Prospectus Supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable Prospectus Supplement, will apply to each series of Preferred Shares.

    If six quarterly dividends (whether or not consecutive) payable on the Preferred Shares of such series, or any other series of Preferred Shares ranking on a parity with such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Parity Shares"), are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board of Trustees will be increased by two, and the holders of Preferred Shares of such series, voting together as a class with the holders of Parity Shares of any other series (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional Trustees to serve on the Board of Trustees at any annual meeting of shareholders or a properly called special meeting of the holders of Preferred Shares of such series and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the Preferred Shares of such series and such other Voting Preferred Shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all Trustees so elected will terminate with the termination of such voting rights.

    The approval of two-thirds of the outstanding Preferred Shares of such series and all other series of Voting Preferred Shares similarly affected, voting as a single class, is required in order to (i) amend the Company's Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the Preferred Shares of such series or the Voting Preferred Shares, (ii) enter into a share exchange that affects the Preferred Shares of such series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into the Company, unless in each such case each Preferred Share of such series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Preferred Share of such series (except for changes that do not materially and adversely affect the holders of the Preferred Shares of such series) or
(iii) authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the Preferred Shares of such series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, the Company may create additional classes of Parity Shares and Preferred Shares of any other series ranking junior to such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Junior Shares"), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Preferred Shares of such series.

    Except as provided above and as required by law, the holders of Preferred Shares of each series will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

    With respect to any matter as to which the Preferred Shares of any series is entitled to vote, holders of the Preferred Shares of such series and any Voting Preferred Shares will be entitled to cast the number of votes set forth in the respective Prospectus Supplement with respect to that series of Preferred Shares and Voting Preferred Shares. As a result of the provisions requiring the holders of shares of a series of the Preferred Shares to vote together as a class with the holders of shares of one or more series of Parity Shares, it is possible that the holders of such Parity Shares could approve action that would adversely affect such series of Preferred Shares, including the creation of a class of shares of beneficial interest ranking prior to such series of Preferred Shares as to dividends, voting or distributions of assets.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which Preferred Shares of any series are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.

RESTRICTIONS ON TRANSFER

    See "Description of Common Shares--Restrictions on Transfer" for a discussion of the restrictions on the transfer of shares of beneficial interest.

TRANSFER AGENT AND REGISTRAR

    The name and address of the transfer agent and registrar for any series of Preferred Shares will be set forth in the applicable Prospectus Supplement.

                       DESCRIPTION OF SECURITIES WARRANTS

    The Company may issue Securities Warrants for the purchase of Preferred Shares or Common Shares. Securities Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

    If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Shares, the designation, aggregate number and terms of the series of Preferred Shares purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of any series of Preferred Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Shares; (iv) the date, if any, on and after which such Securities Warrants and the related series of Preferred Shares or Common Shares will be transferable separately; (v) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (vi) any special United States federal income tax consequences; and
(vii) any other material terms of such Securities Warrants.

    Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrants to purchase Preferred Shares or Common Shares, holders of such Securities Warrants will not have any rights of holders of such Preferred Shares or Common Shares, including the right to receive payments of dividends, if any, on such Preferred Shares or Common Shares, or to exercise any applicable right to vote.

    To protect the Company's status as a REIT, restrictions on ownership of Securities Warrants similar to the restrictions on ownership of Common Shares and Preferred Shares will be imposed and enforced. See "Description of Common Shares--Restrictions on Transfer" and "Description of Preferred Shares-- Restrictions on Transfer."

EXERCISE OF SECURITIES WARRANTS

    Each Securities Warrant will entitle the holder thereof to purchase such number of Preferred Shares or Common Shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

    Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

    The Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

ADJUSTMENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Shares covered by, a Common Shares Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Common Shares payable in shares of beneficial interest and share splits, combinations or reclassification of the Common Shares; (ii) issuance to all holders of Common Shares of rights or warrants to subscribe for or purchase shares of Common Shares at less than their current market price (as defined in the Warrant Agreement for such series of Common Shares Warrants); and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Shares) or of subscription rights and warrants (excluding those referred to above).

    No adjustment in the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

    In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Shares); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or change of the Common Shares (other than solely a change in par value or from par value to no par value), then any holder of a Common Shares Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Shares Warrant the kind and amount of shares of beneficial interest or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Shares Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Shares Warrant following any such event consists of common shares of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Shares Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common shares were Common Shares.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a description of the material Federal income tax consequences to the Company and its shareholders of the treatment of the Company as a REIT. The discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion give a detailed description of any state, local, or foreign tax considerations. The discussion does not discuss all aspects of Federal income tax law that may be relevant to a prospective shareholder in light of his particular circumstances or to certain types of shareholders (including insurance companies, financial institutions or broker-dealers, tax exempt organizations, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws nor does the discussion address special considerations, if any, which may relate to the purchase of Preferred Shares or Securities Warrants.

    THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, AND EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

    If certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for Federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (I.E., at both the corporate and shareholder levels) that generally results from the use of corporations.

    If the Company fails to qualify as a REIT in any year, however, it will be subject to Federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

    The Company has elected REIT status effective for the taxable year ended December 31, 1994, and the Board of Trustees of the Company believes that the Company has operated and expects that the Company will continue to operate in a manner that will permit the Company to elect REIT status in each taxable year thereafter. There can be no assurance, however, that this belief or expectation will be fulfilled, since qualification as a REIT depends on the Company continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on the Company's operating results.

TAXATION OF THE COMPANY

    GENERAL. In any year in which the Company qualifies as a REIT it will not, in general, be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. The Company may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

    Notwithstanding its qualification as a REIT, the Company may also be subject to taxation in certain other circumstances. If the Company should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which the Company fails either the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. The Company will also be subject to a tax of 100% on net income from any "prohibited transaction" as described below, and if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company may also be subject to the corporate alternative minimum tax, as well as tax in certain situations not presently contemplated. Each of the Management Company,

Amrescon and AIA will be taxed on its income at regular corporate rates. The Company will use the calendar year both for Federal income tax purposes and for financial reporting purposes.

    In order to qualify as a REIT, the Company must meet, among others, the following requirements:

    SHARE OWNERSHIP TESTS. The Company's shares of beneficial interest must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. However, for purposes of this test, any shares of beneficial interest held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust.

    In order to attempt to ensure compliance with the foregoing share ownership tests, the Company has placed certain restrictions on the transfer of its shares of beneficial interest to prevent additional concentration of share ownership. Moreover, to evidence compliance with these requirements, under Treasury regulations the Company must maintain records which disclose the actual ownership of its outstanding shares of beneficial interest. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its shares of beneficial interest disclosing the actual owners of such shares of beneficial interest (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with such demand must be maintained as a part of the Company's records. A shareholder failing or refusing to comply with the Company's written demand must submit with his tax return a similar statement disclosing the actual ownership of Company shares of beneficial interest and certain other information. In addition, the Company's Declaration of Trust provides restrictions regarding the transfer of its shares of beneficial interest that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Common Shares--Restrictions on Transfer" and "Description of Preferred Shares-- Restrictions on Transfer."

    ASSET TESTS. At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets (with "assets" being determined in accordance with generally accepted accounting principles). First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed (i) in the case of securities of any one non-government issuer, 5% of the value of the Company's total assets or (ii) 10% of the outstanding voting securities of any one such issuer. Where the Company invests in a partnership (such as the Operating Partnership), it will be deemed to own a proportionate share of the partnership's assets. See "--Tax Aspects of the Company's Investments in Partnerships--General." Accordingly, the Company's investment in the Communities and the Co-Investment Communities through its interest in the Operating Partnership is intended to constitute an investment in qualified assets for purposes of the 75% asset test.

    The Operating Partnership owns 100% of the non-voting preferred stock of each of the Management Company, Amrescon and AIA and 5% of the voting common stock of each of the Management Company, Amrescon and AIA. See "The Company." By virtue of its partnership interest in the Operating Partnership, the Company is deemed to own its pro rata share of the assets of the Operating Partnership, including the securities of the Management Company, Amrescon and AIA, as described above. Because the Operating Partnership owns only 5% of the voting securities of each of the Management Company, Amrescon and AIA and the preferred stock's approval right in the case of each of the Management Company, Amrescon and AIA is limited to certain fundamental corporate actions that could adversely affect the preferred stock as a class, the 10% limitation on holdings of voting securities of any one issuer should not be exceeded.

    Based upon its analysis of the total estimated value of the Management Company stock, Amrescon stock and AIA stock and the Subordinated Notes, respectively, owned by the Operating Partnership relative to the estimated value of the total assets owned by the Operating Partnership and the other assets of the Company, the Company believes that the Company's pro rata share of the non-voting preferred stock, voting common stock and Subordinated Note of the Management Company owned by the Operating Partnership does not exceed, on the date of this Prospectus, 5% of the value of the Company's total assets, that the Company's pro rata share of the non-voting preferred stock and voting common stock of Amrescon owned by the Operating Partnership does not exceed, on the date of this Prospectus, 5% of the value of the Company's total assets, and that the Company's pro rata share of the non-voting preferred stock, voting common stock and Subordinated Note of AIA owned by the Operating Partnership does not exceed, on the date of this Prospectus, 5% of the value of the Company's total assets. As to the securities of any Services Company, this 5% limitation must be satisfied not only as of the date that the Company (directly or through the Operating Partnership) acquired securities of the Management Company, Amrescon or AIA, but also at the end of any quarter in which the Company increases its interest in the Management Company, Amrescon or AIA or so acquires other property. In this respect, if the holder of a right to exchange Units for Common Shares exercises such rights, the Company will thereby increase its proportionate (indirect) ownership interest in the Management Company, Amrescon and AIA, thus requiring the Company to meet the 5% test in any quarter in which such conversion option is exercised. Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in the Management Company, Amrescon or AIA.

    GROSS INCOME TESTS. There are three separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "--Tax Aspects of the Company's Investments in Partnerships--General" below. The three tests are as follows:

    THE 75% TEST. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations secured by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income attributable to the investment of new capital received by the Company in exchange for its shares during the one-year period following the receipt of such capital.

    Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property for purposes of the 75% and 95% gross income tests, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience."

    The Management Company (which does not satisfy the independent contractor standard) provides management and leasing services to each of the Communities and each of the Co-Investment Communities and may provide certain services on any newly acquired properties of the Operating Partnership. The Company believes for purposes of the 75% and 95% gross income tests, that the services provided by the Management Company on the Operating Partnership's properties and any other services and amenities provided by the Operating Partnership or its agents with respect to such properties are and will continue to be of the type usually or customarily rendered in connection with the rental of space for occupancy only. The Company intends to monitor the services and amenities provided by the Management Company as management agent as well as by others, if any, on the properties of the Operating Partnership. The Company intends that services that cannot be provided directly by the Operating Partnership, the Management Company or other agents will be performed by independent contractors.

    THE 95% TEST. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test.

    For purposes of determining whether the Company complies with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property); however, it does not include a sale of property if such property is held by the Company for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto) are satisfied. See "--Taxation of the Company--General" and "--Tax Aspects of the Company's Investments in Partnerships--Sale of the Communities and Co-Investment Communities."

    The Company believes that, for purposes of both the 75% and the 95% gross income tests, its investment in the Communities and the Co-Investment Communities through the Operating Partnership will in major part give rise to qualifying income in the form of rents, and that gains on sales of the Communities and the Co-Investment Communities, or of the Company's interest in the Operating Partnership, generally will also constitute qualifying income.

    The Management Company receives and anticipates continuing to receive fee income in consideration of the performance of property management and other services with respect to properties not owned by the Company or the Operating Partnership, Amrescon receives and anticipates continuing to receive fee income in consideration of the performance of general contracting and construction management services, and AIA receives and anticipates continuing to receive fee income for providing investment advisory services; however, substantially all income derived by the Company from the Management Company, Amrescon and AIA will be in the form of dividends on the preferred stock and common stock of each of the Service Companies owned by the Operating Partnership and interest on the Subordinated Notes. Such dividends and interest income will satisfy the 95%, but not the 75%, gross income test (as discussed above). In addition, the Company's share of any income realized on interest rate swap or cap agreements, including income received at the time of entering into such agreements, will satisfy the 95%, but not the

75%, gross income test. The Company intends to closely monitor its non-qualifying income and anticipates that non-qualifying income on its other investments and activities, including such dividend income, interest income and interest rate swap or cap income (if any), will not result in the Company failing either the 75% or 95% gross income test.

    Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, the Company will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect the Company's profitability.

    THE 30% TEST. The Company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions); (ii) stock or securities (including an interest rate swap or cap agreement) held for less than one year; and (iii) property in a prohibited transaction. The Company does not anticipate that it will have difficulty in complying with this test. However, if extraordinary circumstances were to occur that give rise to dispositions of Communities or Co-Investment Communities held for less than four years (for example, on account of the inability to obtain refinancing), the 30% test could become an issue.

    ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

    The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements described in the first sentence of the preceding paragraph. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand; due to the Operating Partnership's inability to control cash distributions with respect to any properties as to which it does not have decision making control; or for other reasons. To avoid a problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

    If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the Service, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

    GENERAL. The Company holds a partnership interest in the Operating Partnership. See "The Company." In general, a partnership is a "pass-through" entity which is not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include its proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in the computation of its REIT taxable income. See "--Taxation of the Company--General" and "--Gross Income Tests."

    Accordingly, any resultant increase in the Company's REIT taxable income from its interest in the Operating Partnership (whether or not a corresponding cash distribution is also received from the Operating Partnership) will increase its distribution requirements (see "--Taxation of the Company-- Annual Distribution Requirements"), but will not be subject to Federal income tax in the hands of the Company provided that an amount equal to such income is distributed by the Company to its shareholders. Moreover, for purposes of the REIT asset tests (see "--Taxation of the Company--Asset Tests"), the Company will include its proportionate share of assets held by the Operating Partnership.

    ENTITY CLASSIFICATION. The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the Service of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation for Federal income tax purposes). If the Operating Partnership were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the REIT asset tests and the REIT gross income tests (see "--Taxation of the Company--Asset Tests" and "--Gross Income Tests"), which in turn would prevent the Company from qualifying as a REIT. (See "--Taxation of the Company--Failure to Qualify" above, for a discussion of the effect of the Company's failure to meet such tests.)

    TAX ALLOCATIONS WITH RESPECT TO THE COMMUNITIES. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as certain of the Communities), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The formation of the Operating Partnership included contributions of appreciated property (including certain Communities or interests therein). Consequently, the Partnership Agreement requires certain allocations to be made in a manner consistent with Section 704(c) of the Code.

    In general, certain contributors of certain of the Communities or interests therein will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership on the contributed assets (including certain of the Communities). This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale or a deemed sale, and accordingly variations from normal Section 704(c) principles may arise, which could result in the allocation of additional taxable income to the Company in excess of corresponding cash proceeds in certain circumstances.

    Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the method under current law. The Operating Partnership and the Company will use the remedial method for making allocations under Section 704(c) with respect to the existing Communities.

    With respect to any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership, in general, such property will initially have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

    SALE OF THE COMMUNITIES AND CO-INVESTMENT COMMUNITIES. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company--General" and "Gross Income Tests--The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Communities and Co-Investment Communities for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the Communities, Co-Investment Communities and other multifamily residential properties, and to make such occasional sales of the Communities, Co-Investment Communities and other properties acquired subsequent to the date hereof as are consistent with the Company's investment objectives. Based upon the Company's investment objectives, the Company believes that overall the Communities and Co-Investment Communities should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF SHAREHOLDERS

    TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares of beneficial interest of the Company. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares of beneficial interest by the amount of such excess distribution (but not below zero), with distributions in excess of the shareholder's tax basis being taxed as capital gains (if the shares of beneficial interest are held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to Company shareholders.

    In general, any loss upon a sale or exchange of shares of beneficial interest by a shareholder who has held such shares of beneficial interest for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gains.

    BACKUP WITHHOLDING. The Company will report to its domestic shareholders and to the Service the amount of dividends paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding is available as a credit against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "Certain United States Tax Considerations for Non-U.S. Shareholders--Distributions from the Company--Capital Gain Dividends" below.

    TAXATION OF TAX-EXEMPT SHAREHOLDERS. The Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT," based upon such ruling and the statutory framework of the Code, distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that the Company, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

    However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of shares of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

    DIVIDEND REINVESTMENT PLAN. Shareholders participating in the dividend reinvestment and share purchase plan adopted by the Company will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such shareholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company to the participating shareholders and will retain the character and tax effects applicable to distributions from the Company generally. See "--Taxation of Shareholders--Taxation of Taxable Domestic Shareholders." Participants in the dividend reinvestment and share purchase plan are subject to Federal income tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. In addition, participants in the dividend reinvestment and share purchase plan are subject to Federal income tax on payment by the Company of brokerage commissions and bank fees on their behalf. Common Shares received under the plan will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the deemed distribution plus the amount of any brokerage commissions and bank fees paid on the holder's behalf).

OTHER TAX CONSIDERATIONS

    THE MANAGEMENT COMPANY, AMRESCON AND AIA; OTHER CONSIDERATIONS. A portion of the cash to be used by the Operating Partnership to fund distributions to partners, including the Company, is expected to come from the Management Company, Amrescon and AIA through dividends on the common and preferred stock of the Management Company, Amrescon and AIA held by the Operating Partnership and from interest on the Subordinated Notes. In addition, the Management Company, Amrescon and AIA will each receive income from the Company, the Operating Partnership and unrelated third parties. Because the Company, the Operating Partnership, the Management Company, Amrescon and AIA are related through stock or partnership ownership, income of the Management Company, Amrescon or AIA from services performed for the Company and the Operating Partnership may be subject to certain rules under which additional income may be allocated to the Management Company, Amrescon or AIA. On account of such ownership relationships, the allocation of certain expenses and reimbursements thereof among the Company, the Management Company, the Operating Partnership, Amrescon and AIA could be subject to additional scrutiny by the Service.

    Each of the Management Company, Amrescon and AIA will pay Federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. Each of the Management Company, Amrescon and AIA will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that the Management Company, Amrescon and AIA are required to pay Federal, state, or local taxes, the cash available for distribution by the Company to shareholders will be reduced accordingly.

    In addition, to the extent that tax exempt entities and foreign persons hold shares of beneficial interest of the Company, the interest expense deductions of the Management Company and AIA on the Subordinated Notes could be reduced.

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX
CONSEQUENCES. Prospective shareholders should recognize that the present Federal income tax treatment of investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to the form or content (including with respect to effective dates) of any tax legislation which may be enacted. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in the Company.

    In particular, two separate versions of a tax bill, cited as the Revenue Reconciliation Bill of 1997 (H.R. 2014) (the "Bill") have been approved by the United States House of Representatives on June 26, 1997 and by the United States Senate on June 27, 1997. It is expected that the differences between such versions of the Bill will be reconciled by a committee made up of members from the House and Senate. Among other things, the Bill would modify many of the provisions relating to the requirements for qualification as, and the taxation of, a REIT. In particular, the Bill would (i) replace the rule that disqualifies a REIT for any year in which the REIT failed to comply with Treasury regulations to ascertain its ownership with an intermediate penalty for failing to do so;
(ii) permit a REIT to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rents from real property;
(iii) permit a REIT to elect to retain and pay income tax on net long-term capital gains; (iv) repeal the rule that requires that less than 30% of a REIT's gross income be derived from gain from the sale or other disposition of stock or securities held for less than one year, certain real property held less than four years, and property that is sold or disposed of in a prohibited transaction; (v) lengthen the original grace period for foreclosure property from two years after the REIT acquired the property to a period ending on the last day of the third full taxable year following the election; (vi) treat income from all hedges that reduce the interest rate risk of REIT liabilities, not just interest rate swaps and caps, as qualifying income under the 95% gross income test; (vii) permit any corporation wholly-owned by a REIT to be treated as a qualified subsidiary, regardless of whether the corporation has always been owned by the REIT; and (viii) modify various other REIT limitations and restrictions. It is impossible at this time to predict the form or content of any tax legislation, whether any such tax legislation will be enacted, and the effective date of any such tax legislation.

    STATE AND LOCAL TAXES. The Company and its shareholders may be subject to state or local taxation, and the Company and the Operating Partnership may be subject to state or local tax withholding requirements, in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of beneficial interest of the Company.

                    CERTAIN UNITED STATES TAX CONSIDERATIONS
                           FOR NON-U.S. SHAREHOLDERS

    The following is a discussion of certain anticipated U.S. Federal income and U.S. Federal estate tax consequences of the ownership and disposition of shares of beneficial interest applicable to Non-U.S. Shareholders of such shares. A "Non-U.S. Shareholder" is (i) any individual who is neither a citizen nor resident of the United States, (ii) any corporation or partnership other than a corporation or partnership created or organized in the United States or under the laws of the United States or any state thereof or under the laws of the District of Columbia or (iii) any estate or trust that is not "resident" in the United States. The discussion is based on current law and is for general information only. The discussion does not address other aspects of U.S. Federal taxation other than income and estate taxation or all aspects of U.S. Federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Shareholder.

    PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF BENEFICIAL INTEREST.

DISTRIBUTIONS FROM THE COMPANY

    ORDINARY DIVIDENDS. The portion of dividends received by Non-U.S. Shareholders payable out of the Company's earnings and profits that are not attributable to capital gains of the Company and that are not effectively connected with a U.S. trade or business of the Non-U.S. Shareholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty or the Non-U.S. Shareholder files an Internal Revenue Service Form 4224 with the Company certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Non-U.S. Shareholder). Under certain limited circumstances, the amount of tax withheld may be refundable, in whole or in part, because of the tax status of certain partners or beneficiaries of Non-U.S. Shareholders that are either foreign partnerships or foreign estates or trusts. In general, Non-U.S. Shareholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of shares of beneficial interest. In cases where the dividend income from a Non-U.S. Shareholder's investment in shares of beneficial interest is (or is treated as) effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation).

    Under currently applicable Treasury regulations, withholding agents are required to determine the applicable withholding rate pursuant to the appropriate tax treaty, and withhold the appropriate amount. Under the current regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payer has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Treasury regulations proposed in 1996, which have not been adopted, and are, therefore, not currently effective, would, if and when they become effective, require Non-U.S. Shareholders to file a form W-8 to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends paid after December 31, 1997. Such form would require a representation by the holder as to foreign status, the holder's name and permanent residence address, the basis for a reduced withholding rate (e.g., the relevant tax treaty) and other pertinent information, to be certified by such holder under penalties of perjury. Such information is subject to being reported to the Internal Revenue Service. A permanent residence address for this purpose generally is the address in the country where the person claims to be a resident for the purpose of the country's income tax. If the beneficial holder is a corporation, then the address is where the corporation maintains its principal office in its country of incorporation.

    CAPITAL GAIN DIVIDENDS. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), any distribution made by the Company to a Non-U.S. Shareholder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Shareholder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of such distribution to the extent it constitutes USRPI Capital Gains. Such distribution may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation.

    NON-DIVIDEND DISTRIBUTIONS. Any distributions by the Company that exceed both current and accumulated earnings and profits of the Company will not be taxed as either ordinary dividends or capital gain dividends. See "Federal Income Tax Considerations--Taxation of Shareholders--Taxation of Taxable Domestic Shareholders." However, if it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding. Should this occur, the Non-U.S. Shareholder may seek a refund of over withholding from the Service once it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

DISPOSITIONS OF SHARES OF BENEFICIAL INTEREST

    Unless the shares of beneficial interest constitute USRPIs, a sale or exchange of shares of beneficial interest by a Non-U.S. Shareholder generally will not be subject to U.S. taxation under FIRPTA. The shares of beneficial interest will not constitute USRPIs if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Shareholders. It is currently anticipated that the Company will be a domestically controlled REIT and, therefore, that the sale of shares of beneficial interest will not be subject to taxation under FIRPTA. No assurance can be given that the Company will continue to be a domestically controlled REIT.

    If the Company does not constitute a domestically controlled REIT, a Non-U.S. Shareholder's sale or exchange of shares of beneficial interest generally will still not be subject to tax under FIRPTA as a sale of USRPIs provided that (i) the Company's shares of beneficial interest are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Common Shares are listed) and
(ii) the selling Non-U.S. Shareholder held 5% or less of the Company's outstanding shares of beneficial interest at all times during a specified testing period.

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    If gain on the sale or exchange of shares of beneficial interest were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, and the purchaser of shares of beneficial interest could be required to withhold 10% of the purchase price and remit such amount to the Service. The branch profits tax would not apply to such sales or exchanges.

    Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Shareholder in three cases: (i) if the Non-U.S. Shareholder's investment in shares of beneficial interest is effectively connected with a U.S. trade or business conducted by such Non-U.S. Shareholder, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, (ii) if the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to 30% tax on the individual's capital gain (unless reduced or eliminated by treaty), or (iii) if the Non-U.S. Shareholder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates.

FEDERAL ESTATE TAX

    Shares of beneficial interest owned or treated as owned by an individual who is not a citizen or "resident" (as specifically defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company must report annually to the Service and to each Non-U.S. Shareholder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Shareholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Shareholder resides.

    U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on shares of beneficial interest to a Non-U.S. Shareholder at an address outside the United States. The proposed Treasury regulations referred to under "Distributions from the Company--Ordinary Dividends," in general, would similarly require a Non-U.S. Shareholder to provide the form W-8 for dividends paid after December 31, 1997 to be exempt from backup withholding and information reporting.

    The payment of the proceeds from the disposition of shares of beneficial interest to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Shareholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of shares of beneficial interest to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of a payment of proceeds from the disposition of shares of beneficial interest to or through a non-U.S. office of a broker which is (i) a U.S. person, (ii) a "controlled foreign corporation" for U.S. Federal income tax purposes or (iii) a foreign person 50% or more of whose gross income for certain periods is derived from a U.S. trade or business (a "Foreign U.S. Connected Broker"), information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the holder is a Non-U.S. Shareholder (and the broker has no actual knowledge to the contrary) and certain other conditions are met, or the holder otherwise

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
establishes an exemption. In addition, the Treasury Department has indicated that it is studying the possible application of backup withholding in the case of such foreign offices of U.S. and Foreign U.S. Connected Brokers. Under proposed Treasury regulations, a payment of the proceeds from the disposition of shares of beneficial interest to or through such broker will be subject to backup withholding if such broker has actual knowledge that the holder is a U.S. person.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Shareholder's U.S. Federal income tax liability, provided that required information is furnished to the Service.

    These backup withholding and information reporting rules are currently under review by the Treasury Department, and their application to shares of beneficial interest is subject to change.

                              PLAN OF DISTRIBUTION

    The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to the Company's shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying Offered Securities are not subscribed for, the Company may sell such unsubscribed Offered Securities to third parties directly or through underwriters or agents and, in addition, whether or not all of the underlying Offered Securities are subscribed for, the Company may concurrently offer additional Offered Securities to third parties directly or through underwriters or agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

    The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and
(ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by the Contracts.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                    EXPERTS

    The consolidated financial statements and schedule of AMLI Residential Properties Trust as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of AMLI Residential Properties Trust issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon their report and said authority.

                                 LEGAL MATTERS

    Certain legal matters relating to the validity of the Offered Securities offered pursuant to this Prospectus will be passed upon for the Company by Mayer, Brown & Platt. Mayer, Brown & Platt has in the past represented and is currently representing the Company and certain of its affiliates.

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